UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2022

Zymergen Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40354	46-2942439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Horton Street, Suite 700

Emeryville, California 94608

(Address of Principal Executive Offices) (Zip Code)

(415) 801-8073

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previously disclosed, on July 25, 2022, Zymergen Inc. (the “Company”) announced a reduction in force as part of its efforts to continue to execute on its previously announced strategic plan, including managing costs and conserving cash resources. The initial phase of this reduction in force was implemented on July 26, 2022 and resulted in the termination of approximately 80 employees.

On August 25, 2022, the Company announced a further reduction in force (the “August 2022 Reduction in Force”) that is expected to result in the termination of approximately 80 additional employees. The Company estimates it will incur cash-based severance costs of approximately $3.8 million related to the August 2022 Reduction in Force and an aggregate of approximately $7.4 million in cash-based severance costs when combined with the initial reduction in force. The Company also expects to incur stock-based compensation and employee restructuring costs related to these reductions in force, the amount of which has not yet been estimated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the August 2022 Reduction in Force, Zach Serber, the Company’s Co-Founder and Chief Science Officer and a member of the Company’s board of directors, will be stepping down from his position as Chief Science Officer, effective as of September 22, 2022. Dr. Serber has agreed to continue through such date in order to facilitate a smooth and orderly transition of his responsibilities and is expected to remain on the Company’s board of directors following his cessation of employment.

Subject to his timely execution and non-revocation of a release of claims as well as continued compliance with certain restrictive covenants, Dr. Serber will be entitled to (x) a cash lump-sum payment equal to the sum of 12 months of his annual base salary and his full target annual bonus, (y) continued payment of the Company portion of the premiums required for continued healthcare coverage for Dr. Serber and his covered dependents for up to 12 months and (z) full vesting of his unvested equity awards. In the event the Company’s acquisition by Ginkgo Bioworks Holdings, Inc. pursuant to that certain Agreement and Plan of Merger, dated July 24, 2022 (as previously announced on the Company’s Current Report on Form 8-K dated July 25, 2022), does not occur within one year from the date of such termination, the foregoing severance payments and benefits will be reduced by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zymergen Inc.

Date: August 25, 2022	By:	/s/ Enakshi Singh
Name: Enakshi Singh
Title: Chief Financial Officer